Exhibit 15.3

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Partners of Navios Maritime Midstream Partners L.P.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Navios Maritime Midstream Partners L.P. (the “Company”) as of December 31, 2018, and 2017, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Navios Maritime Midstream Partners L.P. at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits we were required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

We have served as Company’s auditor since 2015.

Athens, Greece
April 19, 2019

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars except unit amounts)

	Notes	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	3	$12,607	$27,086
Restricted cash	3	—	10,000
Accounts receivable, net	4	6,813	2,357
Prepaid expenses and other current assets	5	2,883	3,022
Due from related parties, current	11	21,106	20,086
Total current assets		43,409	62,551
Vessels, net	6	335,131	356,220
Intangible assets	7	19,507	22,318
Deferred dry dock and special survey costs, net		10,510	12,893
Due from related parties, non-current	11	2,565	2,565
Total non-current assets		367,713	393,996
Total assets		$411,122	$456,547
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable		$5,419	$1,999
Accrued expenses		929	572
Due to related parties		119	—
Deferred revenue		1,731	1,731
Current portion of long-term debt, net of deferred finance costs and discount	8	689	675
Total current liabilities		8,887	4,977
Long-term debt, net of deferred finance costs and discount	8	195,150	195,839
Total non-current liabilities		195,150	195,839
Total liabilities		$204,037	$200,816
Commitments and contingencies	12	—	—
Total Partners’ capital
Common Unitholders (12,178,304 units and 19,354,498 units issued and outstanding at December 31, 2018 and December 31, 2017, respectively)		202,738	225,742
Subordinated Series A Unitholders (zero units and 1,592,920 units issued and outstanding at December 31, 2018 and December 31, 2017, respectively)		—	24,992
General Partner (427,499 units issued and outstanding at December 31, 2018 and December 31, 2017, respectively)		4,347	4,997
Partners’ capital		207,085	255,731
Total liabilities and Partners’ capital		$411,122	$456,547

See notes to consolidated financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of U.S. Dollars, except unit and per unit data)

	Notes	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Revenue (includes related party revenue of $20,287 for the year ended December 31, 2018, of $16,391 for the year ended December 31, 2017, and $0 for the year ended December 31, 2016)		$89,599	$83,052	$91,834
Time charter and voyage expenses		(6,635)	(1,198)	(1,466)
Direct vessel expenses		(4,597)	(3,919)	(3,093)
Management fees (entirely through related party transactions)	11	(20,739)	(20,805)	(20,862)
General and administrative expenses	11	(4,371)	(2,832)	(2,968)
Depreciation and amortization	6, 7	(23,329)	(25,070)	(25,534)
Interest expenses and finance cost	8	(14,902)	(14,370)	(12,843)
Interest income		218	54	190
Loss on sale of asset	6	(32,444)	—	—
Other income		655	—	4
Other expense		(57)	(281)	(372)
Net (loss) /income		$(16,602)	$14,631	$24,890
(Losses) /earnings attributable to:
Common unit holders		$(18,065)	$7,771	$11,306
Subordinated Series A unit holders		$(2,203)	$1,091	$1,906
Subordinated unit holders		$—	$5,479	$11,186
General Partner		$3,666	$290	$492
(Losses) /earnings per unit (basic and diluted)
Common unit holders		$(0.91)	$0.70	$1.19
Subordinated Series A unit holders		$(3.01)	$0.69	$1.20
Subordinated unit holders		$—	$0.67	$1.19
General Partner		$8.58	$0.68	$1.19

See notes to consolidated financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

	Notes	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Operating Activities
Net (loss)/ income		$(16,602)	$14,631	$24,890
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,7	23,329	25,070	25,534
Amortization of deferred finance cost and discount	2h	1,375	2,677	1,407
Amortization of dry dock and special survey costs	2j	4,597	3,919	3,093
Loss on sale of asset		32,444	—	—
Changes in operating assets and liabilities:
(Decrease) /increase in prepaid expenses and other current assets		609	(3,144)	94
Payments for Drydocking		(4,069)	(5,725)	(8,113)
(Increase)/ decrease in accounts receivable	4	(4,540)	(93)	2,846
Increase in due from/ to related parties, current	11	(2,057)	(15,222)	(2,498)
Increase in due from related parties, non-current	11	—	(2,565)	—
Increase / (decrease) in accounts payable		3,092	(387)	1,974
Increase/ (decrease) in accrued expenses		181	(30)	(52)
Increase/ (decrease) in deferred revenue		—	(763)	563
Net cash provided by operating activities		$38,359	$18,368	$49,738
Investing Activities
Acquisition of vessels	6	(44,950)	—	(500)
Net proceeds from sale of assets		16,206	—	—
Net cash used in investing activities		$(28,744)	$—	$(500)
Financing Activities
Loan repayment	8	(2,050)	(2,050)	(3,200)
Dividend paid		(32,044)	(36,111)	(35,180)
Proceeds from issuance of general partner units		—	84	89
Proceeds from issuance of common units		—	4,004	4,010
Net cash used in financing activities		$(34,094)	$(34,073)	$(34,281)
Net (decrease)/ increase in cash, cash equivalents and restricted cash		(24,479)	(15,705)	14,957
Cash and cash equivalents and restricted cash, beginning of period		37,086	52,791	37,834
Cash and cash equivalents and restricted cash, end of period		$12,607	$37,086	$52,791
Supplemental disclosures of cash flow information
Cash interest paid		$13,385	$11,614	$11,428

See notes to consolidated financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(Expressed in thousands of U.S. Dollars except unit data)

			Limited Partners
	General Partner		Common Unitholders		Subordinated Unitholders		Subordinated Series A Unitholders		Total Partners’ Capital
	Units	$	Units	$	Units	$	Units	$	$
Consolidated Balance December 31, 2016	420,641	$5,343	9,675,795	$125,635	9,342,692	$115,552	1,592,920	$26,593	$273,123
Net income	—	290	—	7,771	—	5,479	—	1,091	14,631
Equity offering	6,858	84	336,011	4,004	—	—	—	—	4,088
Cash distribution	—	(720)	—	(16,911)	—	(15,788)	—	(2,692)	(36,111)
Conversion of subordinated units	—	—	9,342,692	105,243	(9,342,692)	(105,243)	—	—	—
Consolidated Balance December 31, 2017	427,499	$4,997	19,354,498	$225,742	—	$—	1,592,920	$24,992	$255,731
Net loss	—	3,666	—	(18,065)	—	—	—	(2,203)	(16,602)
Cash distribution	—	(4,672)	—	(26,500)	—	—	—	(872)	(32,044)
Conversion of subordinated Series A units	—	—	1,592,920	21,917	—	—	(1,592,920)	(21,917)	—
Cancelation of units	—	—	(8,769,114)	—	—	—	—	—	—
Consolidated Balance December 31, 2018	427,499	$3,991	12,178,304	$203,094	—	$—	—	$—	$207,085

See notes to consolidated financial statements.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 1: DESCRIPTION OF BUSINESS

Navios Maritime Midstream Partners L.P. (“Navios Midstream” or the “Company”), was formed in The Republic of the Marshall Islands on October 13, 2014. Navios Maritime Midstream Partners GP LLC (the “General Partner”), a Marshall Islands limited liability company and wholly-owned subsidiary of Navios Maritime Acquisition Corporation (“Navios Acquisition”), was also formed on that date to act as the General Partner of Navios Midstream and received a 2.0% general partner interest.

Navios Midstream’s principal activity is to own, operate and acquire crude oil tankers under long-term employment contracts as well as refined petroleum product tankers, chemical tankers, and LPG tankers under long-term employment contracts. The Company intends to charter the vessels under long-term employment contracts to international oil companies, refiners, and large vessel operators.

On June 18, 2018, in accordance with the terms of the partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis. Following the conversion of subordinated Series A units into common units the capital allocated to the holders of the subordinated Series A units was reclassified to the capital of the holders of the common units.

On December 13, 2018, the Company completed the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger, (the “Merger Agreement”), dated as of October 7, 2018, by and among Navios Acquisition, its direct wholly-owned subsidiary NMA Sub LLC (“Merger Sub”), Navios Midstream and the General Partner. Pursuant to the Merger Agreement, Merger Sub merged with and into Navios Midstream, with Navios Midstream surviving as a wholly-owned subsidiary of Navios Acquisition.

Under the terms of the transaction, Navios Acquisition acquired all of the outstanding common units of Navios Midstream though the issuance of 3,683,284 newly issued shares of Navios Acquisition common stock in exchange for the publicly held common units of Navios Midstream at an exchange ratio of 0.42 shares of Navios Acquisition for each Navios Midstream common unit.

The 8,769,114 common units of NAP that were exchanged were immediately cancelled.

Upon completion of the Merger, the Navios Midstream common units previously listed on the NYSE under the stock symbol “NAP”, were deregistered under the Exchange Act.

As of December 31, 2018, there were outstanding: 12,178,304 common units and 427,499 general partnership units. As of December 31, 2018, Navios Acquisition owned a 100% limited partner interest in Navios Midstream, which included a 3.4% general partner interest.

As of December 31, 2018, the Company owned six very large crude carriers (“VLCC”) tanker vessels.

As of December 31, 2018, the entities included in these consolidated financial statements were:

Company name	Vessel name	Country of incorporation	2018	2017
Navios Maritime Midstream Operating LLC	N/A	Marshall Islands	1/1—12/31	1/1—12/31
Navios Maritime Midstream Partners L.P.	N/A	Marshall Islands	1/1—12/31	1/1—12/31
Navios Maritime Midstream Partners Finance (US) Inc.	N/A	Delaware	1/1—12/31	1/1—12/31
Shinyo Kannika Limited	Shinyo Kannika	Hong Kong(1)	1/1—3/22	1/1—12/31
Shinyo Ocean Limited	Shinyo Ocean	Hong Kong(3)	1/1—12/31	1/1—12/31
Shinyo Saowalak Limited	Shinyo Saowalak	British Virgin Is.	1/1—12/31	1/1—12/31
Shinyo Kieran Limited	Shinyo Kieran	British Virgin Is.	1/1—12/31	1/1—12/31
Shinyo Dream Limited	C. Dream	Hong Kong	1/1—12/31	1/1—12/31
Sikinos Shipping Corporation	Nave Celeste	Marshall Islands	1/1—12/31	1/1—12/31
Kerkyra Shipping Corporation	Nave Galactic	Marshall Islands(2)	3/29—12/31	—

(1)	The vessel Shinyo Kannika was sold to an unaffiliated third party on March 22, 2018.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(2)	The vessel Nave Galactic was acquired from Navios Acquisition on March 29, 2018.
(3)	In March 2019, Shinyo Ocean was involved in a collision incident. The Company maintains insurance coverage for such types of events (subject to applicable deductibles and other customary limitations).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

(a) Basis of Presentation and Consolidation: The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company also consolidates entities that are determined to be variable interest entities as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Based on internal forecasts and projections that take into account reasonably possible changes in the trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

The Company had no items of other comprehensive income/ (loss) in any period.

(b) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to future drydock dates, the selection of useful lives and residual values for tangible assets and vessels’ fair value upon initial recognition, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, and provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(c) Cash and Cash equivalents: Cash and cash equivalents consist of deposits held on call with banks, with original maturities of three months or less.

(d) Restricted Cash: Restricted cash was $0 and $10,000 as of December 31, 2018 and December 31, 2017, respectively, and was held as required by certain provisions of Navios Midstream’s credit facility.

The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheet:

Reconciliation of cash, cash equivalents and restricted cash:	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$12,607	$27,086
Restricted cash	—	10,000
Total cash, cash equivalents and restricted cash	$12,607	$37,086

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(e) Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. No provision for doubtful accounts was required for any of the periods presented.

(f) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in a business combination are recorded at fair value. The vessels that were acquired from Navios Acquisition in connection with the Company’s initial public offering (“IPO”) were recorded at the historical carrying values as a transaction under common control. Vessels acquired in an asset acquisition are measured at cost (including transaction costs). Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of the tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT. Management estimates the useful life of the vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(g) Impairment of long-lived Asset Group: Vessels, other fixed assets and other long lived assets held and used by the Company are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. The Company’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain indicators of potential impairment are reviewed such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group and compared to the vessel carrying value, the unamortized portion of deferred drydock and special survey costs related to the vessel and the related carrying value of the intangible with respect to the time charter agreement attached to that vessel. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over the fair value (selling price) for the vessel individual asset group.

During the fourth quarter of fiscal 2018, management concluded that, market rates decreased during the year and events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Midstream’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of deferred drydock and special survey costs related to the vessel and the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10-year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until December 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.2% based on the fleets historical performance.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels and related intangible assets existed as of December 31, 2018, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recorded to operations calculated by comparing the asset’s carrying value to its fair value. Fair value is estimated by management with the assistance of independent third-party valuations performed on an individual vessel basis. Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from the forecasts, management may be required to perform step two of the impairment analysis in the future that could expose the Company to material impairment charges in the future.

No impairment loss was recognized for any of the periods presented.

(h) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining loan facilities and are presented as a deduction from the corresponding liability, consistent with debt discount. These costs are amortized over the life of the related debt using the effective interest rate method, and are included in interest expense. Amortization and write off of deferred finance cost for each of the years ended December 31, 2018, 2017 and 2016 were $1,375, $2,677 and $1,407, respectively.

(i) Intangibles assets: The Company’s intangible assets consist of favorable lease terms. When intangible assets (or liabilities) associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires management to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on the Company’s financial position and results of operations.

The amortizable value of favorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statement of operations in the depreciation and amortization line item.

The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset.

Management, after considering various indicators performed impairment tests on asset groups which included intangible assets as described in paragraph (g) above. No impairment loss was recognized for any of the periods presented.

(j) Deferred Drydock and Special Survey Costs: The Company’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such has been determined. Unamortized drydocking or special survey costs of vessels sold are written-off to the consolidated statement of operations in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2018, 2017 and 2016, the amortization expense was $4,597, $3,919 and $3,093, respectively. Accumulated amortization as of December 31, 2018 and 2017 amounted to $9,122 and $5,933, respectively.

(k) Foreign currency translation: The Company’s functional and reporting currency is the U.S. dollar. The Company engages in worldwide commerce with a variety of entities. Although its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, the Company transacted a nominal amount of its operations in Euros; however, all of the Company’s primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statement of operations.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

(l) Provisions: The Company, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss was probable and can be reasonably estimated. If the Company has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, the Company will provide the lower amount of the range. The Company, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Services such as the ones described above are provided by the Manager under the Management Agreement and included as part of the daily fee of $9.5 per owned VLCC vessel (see Note 11).

(m) Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers. The Company does not use discrete financial information to evaluate operating results for each type of charter. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(n) Insurance claims: Insurance claims at each balance sheet date consist of claims submitted and/or claims in the process of compilation or submission (claims pending against vessels’ insurance underwriters). They are recorded on the accrual basis and represent the claimable expenses, net of applicable deductibles, incurred through December 31 of each reported period, which are expected to be recovered from insurance companies. Any remaining costs to complete the claims are included in accrued liabilities. The classification of insurance claims into current and non-current assets is based on management’s expectations as to their collection dates.

(o) Revenue and Expense Recognition: On January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers (ASC 606). The guidance provides a unified model to determine how revenue is recognized. In doing so, the Company makes judgments including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each performance obligation. Revenue is recognized when (or as) the Company transfers promised goods or services to its customers in amounts that reflect the consideration to which the company expects to be entitled to in exchange for those goods or services, which occurs when (or as) the Company satisfies its contractual obligations and transfers control of the promised goods or services to its customers. Revenues are recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations based on estimated selling prices; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s contract revenues consist of revenues from time chartering, voyage chartering and pooling arrangements. Upon adoption of ASC 606, the timing and recognition of earnings from the pool arrangements and time charter contracts to which the Company is party did not change significantly from previous practice. Balances as of December 31, 2018 that related to voyage contracts are: (a) Accounts receivable, net: $3,590 (December 31, 2017: $0); and (b) Prepaid expenses and other current assets: $273 (December 31, 2017: $0).

Revenue from time chartering

Revenues from time chartering of vessels are accounted for as operating leases and are therefore recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel. Revenues from time chartering of vessels were $48,182 and $54,160 for the years ended December 31, 2018 and 2017, respectively. The majority of revenue from time chartering is usually collected in advance.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Pooling arrangements

For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Accordingly, the Company accounts for its agreements with commercial pools as variable rate operating leases. For the pools in which the Company participates, management monitors, among other things, the relative proportion of the Company’s vessels operating in each of the pools to the total number of vessels in each of the respective pools, and assesses whether or not the Company’s participation interest in each of the pools is sufficiently significant so as to determine that the Company has effective control of the pool. The majority of revenue from pooling arrangements is usually collected through the month they are incurred.

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly, half-yearly or annually basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for or when such revenue becomes determinable.

Revenue from vessels operating in pooling and profit sharing arrangements amounted $9,464 and $12,501 for the years ended December 31, 2018 and 2017, respectively.

Revenue from voyage contracts

During 2018, two of the Company’s vessels entered into specific voyage charter contracts. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo. For vessels operating under voyage contracts (revenues for the transportation of cargo) and in accordance to the provisions of ASC 606 the Company adopted as a method of recognizing revenue the loading-to-discharge method and therefore the Company recognized revenue from loading to discharging as well as defer costs that meet the definition of “costs to fulfill a contract or an anticipated contract” and relate directly to the contract. Contract’s fulfillment costs should be capitalized and amortized over the voyage period, if each of the following criteria is met: (i) they relate directly to the contract, (ii) they generate or enhance the entity’s resources that shall be used in the performance obligation satisfaction and (iii) are expected to be recovered. Revenues earned under voyage contracts were $11,666 and $0 for the years ended December 31, 2018 and 2017, respectively. The majority of revenue from voyage contracts is usually collected after the discharging take place.

Revenue from backstop agreements: For more information on revenue from backstop agreements, please refer to Note 11. Revenue from backstop agreements was $20,287 and $16,391 for the years ended December 31, 2018 and 2017, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

For the year ended December 31, 2018, the Company’s customers representing 10% or more of the Company’s total revenue were Dalian Ocean Shipping Co. Ltd. (“Cosco Dalian”), VL8 Pool Inc. (“VL8”) and SK Shipping Company Limited (“SK Shipping”) that accounted for 39.3%, 12.5% and 12.3%, respectively, of the Company’s revenue. For the year ended December 31, 2017, the Company’s customers representing 10% or more of the Company’s total revenue were Cosco Dalian and VL8 that accounted for 44.7% and 15.1%, respectively, of the Company’s revenue.

Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred. Contract fulfillment costs (mainly consisting of bunker expenses and port dues) for voyage charters are recognized as deferred contract costs and amortized over the voyage period when the relevant criteria under ASC 340-40 are met or are expensed as incurred.

Direct Vessel Expense: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of our fleet.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Management fees: On November 18, 2014, the Company entered into a Management Agreement with the Manager, a wholly-owned subsidiary of Navios Holdings, pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Following the Merger of Navios Midstream with Navios Acquisition, the parties have agreed that as of December 13, 2018, the agreements were terminated, in view that the services rendered under the agreements are to be carried under the management agreement between Navios Tankers and Navios Acquisition, which has similar terms as the agreement terminated.

General and administrative expenses: On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Following the Merger of Navios Midstream with Navios Acquisition, the parties have agreed that as of December 13, 2018, the agreements were terminated, in view that the services rendered under the agreements are now be carried under the administrative services agreement between Navios Tankers and Navios Acquisition.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the charter period and mainly relate to time chartering revenue.

(p) Prepaid Expense and Other Current Assets: Prepaid expenses relate primarily to cash paid in advance for expenses associated with voyages, to working capital advances and inventories. These amounts are recognized as expense over the voyage or charter period. Inventories comprise of bunkers on board of vessels under voyage charters (when applicable) and are valued at cost as determined on the first-in first-out basis. Deferred contract costs relate to unamortized contract fulfillment costs incurred by the Company during the period from the latter of the charter party date or last discharge to loading date for voyage charter agreements. They are recorded under “Prepaid expenses and other current assets” and are recognized as voyage expenses and amortized over the voyage period. Balance as of December 31, 2018 that related to deferred contracts costs is $273 (December 31, 2017: $0) and an amount of $1,285 (December 31, 2017: $0) amortized through 2018.

(q) Financial Instruments: Financial instruments carried on the balance sheet include trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial risk management: The Company’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: The Company closely monitors its exposure to customers and counterparties for credit risk. The Company has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to the Company. When negotiating on behalf of the Company various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of operations.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Adoption of new accounting standards

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 will apply to both types of leases – capital (or finance) leases and operating leases. According to the new Accounting Standard, (a) lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months and (b) previous accounting standards for lessors will be updated to align certain requirements with the updates to lessee accounting standards and the revenue recognition accounting standards. ASU 2016 – 02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842 Leases (“ASU 2018-10”). The amendments in ASU 2018-10 affect narrow aspects of the guidance issued in the amendments in ASU 2016-02. The amendments in this Update affect the amendments in Update 2016-02, which are not yet effective, but for which early adoption upon issuance is permitted. For entities that early adopted Topic 842, the amendments are effective upon issuance of this Update, and the transition requirements are the same as those in Topic 842. For entities that have not adopted Topic 842, the effective date and transition requirements will be the same as the effective date and transition requirements in Topic 842. In addition, in July 2018, the FASB issued ASU 2018-11, Targeted Improvements to Topic 842 Leases (“ASU 2018-11).

The improvements in ASU 2018-11 provide for (a) an optional new transition method for adoption that results in initial recognition of a cumulative effect adjustment to retained earnings in the year of adoption and (b) a practical expedient for lessors, under certain circumstances, to combine the lease and non-lease components of revenues for presentation purposes. The Company has elected to early adopt the requirements of ASU 2016-02 effective January 1, 2018 using the modified retrospective method and elected to apply the additional optional transition method along with the following practical expedients: (i) a package of practical expedients which does not require the Company to reassess: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether initial direct costs for any expired or existing leases would qualify for capitalization under ASC 842; (ii) to account for non-lease components (primarily crew and maintenance services) of time charters as a single lease component as the timing and pattern of transfer of the non-lease components and associated lease component are the same, the lease components, if accounted for separately, would be classified as an operating lease, and such non-lease components are not predominant components of the combined component. We qualitatively assessed that more value is ascribed to the vessel rather than to the services provided under the time charter agreements. Therefore, the Company accounts for the combined component as a lease under ASC 842. The early adoption of this ASU had no effect on the Company’s consolidated balance sheets, consolidated statements of operations and opening retained earnings.

On January 1, 2018, the Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers” and the related amendments (“ASC 606” or “the new revenue standard”) using the modified retrospective method, requiring to recognize the cumulative effect of adopting this guidance as an adjustment to the 2018 opening balance of retained earnings and not retrospectively adjusting prior periods.

Under the new guidance, there is a five-step model to apply to revenue recognition. The five-steps consist of: (1) determination of whether a contract, an agreement between two or more parties that creates legally enforceable rights and obligations, exists; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when (or as) the performance obligation is satisfied.

As a result of adoption, there was no cumulative impact to the Company’s retained earnings at January 1, 2018. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Under the new guidance, the Company adopted as revenue recognition method for voyage charters the loading-to-discharge method. In addition, under the new guidance, the Company recognized an asset for contract fulfillment costs. The Company expects the impact of the adoption of the new standard to be immaterial to its net income on an ongoing basis.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). This Update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The Company adopted the new guidance on January 1, 2018 and it did not have a material impact on the consolidated results of operations, or cash flows.

In January 2017, FASB issued ASU 2017-01, “Business Combinations” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Under current implementation guidance the existence of an integrated set of acquired activities (inputs and processes that generate outputs) constitutes an acquisition of business. This ASU provides a screen to determine when a set of assets and activities does not constitute a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The amendments of this ASU should be applied prospectively on or after the effective date. The Company adopted the requirements of ASU 2017-01 effective beginning on January 1, 2018. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements, results of operations and cash flows.

On January 1, 2018 the Company adopted ASU 2016-18, “Restricted Cash” (“ASU 2016-18”), which updated ASC Topic 230, “Statement of Cash Flows.” ASU 2016-18 required companies to include restricted cash and restricted cash equivalents with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The adoption of this standard resulted in a decrease in net cash used in financing activities of $10,000 for the year ended December 31, 2017 (no restricted cash as of December 31, 2018).

Recent Accounting Pronouncements

In June 2016, FASB issued ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This standard requires entities to measure all expected credit losses of financial assets held at a reporting date based on historical experience, current conditions, and reasonable and supportable forecasts in order to record credit losses in a more timely matter. ASU 2016-13 also amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The standard is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted for interim and annual periods beginning after December 15, 2018. In November 2018, FASB issued ASU2018-19 “Codification Improvements to Topic 326, Financial Instruments-Credit Losses”. The amendments in this update clarify that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (ASC 820)—Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement that eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. The guidance on fair value disclosures eliminates the following requirements for all entities: (i) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (ii) the entity’s policy for the timing of transfers between levels of the fair value hierarchy; and (iii) the entity’s valuation processes for Level 3 fair value measurements. The following disclosure requirements were added to Topic 820 for public companies: (i) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and (ii) for recurring and nonrecurring Level 3 fair value measurements, the range and weighted average used to develop significant unobservable inputs and how the weighted average was calculated, with certain exceptions. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The guidance makes the following modifications for public entities: (i) entities are required to provide information about the measurement uncertainty of Level 3 fair value measurements as of the reporting date rather than a point in the future (the FASB also deleted the word “sensitivity,” which it said had caused confusion about whether the disclosure is intended to convey changes in unobservable inputs at a point in the future); and (ii) entities that use the practical expedient to measure the fair value of certain investments at their net asset values are required to disclose (1) the timing of liquidation of an investee’s assets and (2) the date when redemption restrictions will lapse, but only if the investee has communicated this information to the entity or announced it publicly. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, although early adoption is permitted.

NOTE 3: CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following:

	December 31, 2018	December 31, 2017
Cash at banks	$9,514	$12,556
Short-term deposits	3,093	14,530
Total cash and cash equivalents	$12,607	$27,086

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

The bank accounts are legally owned by the entities referenced in Note 1.

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Restricted cash as of December 31, 2018 decreased by $10,000, as compared to December 31, 2017, which was used for the acquisition of the Nave Galactic.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31, 2018	December 31, 2017
Accounts receivable	$6,813	$2,357
Less: Provision for doubtful accounts	—	—
Accounts receivable, net	$6,813	$2,357

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2018	December 31, 2017
Inventories	$1,793	$—
Advances for working capital purposes	800	3,000
Voyage charters deferred contract costs and other	290	22
Total prepaid expenses and other current assets	$2,883	$3,022

NOTE 6: VESSELS, NET

	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2017	$487,640	$(131,420)	$356,220
Additions	45,526	(20,518)	25,008
Disposals	(76,382)	30,285	(46,097)
Balance at December 31, 2018	$456,784	$(121,653)	$335,131

On March 29, 2018, Navios Midstream acquired from Navios Acquisition the Nave Galactic for a total acquisition cost of $45,526 out of which $44,950 was paid in cash. The working capital acquired was $(576).

The Nave Galactic’s acquisition was effectuated through the acquisition of all of the capital stock of the vessel-owning company, which held the ownership and other contractual rights and obligations related to the acquired vessel. Management accounted for the transaction as an asset acquisition under ASC 805.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

On March 22, 2018, Navios Midstream sold the Shinyo Kannika to an unaffiliated third party for net cash proceeds of $16,206. The loss on sale of the vessel, upon write-off of the unamortized dry-docking, was $32,444 and is separately presented under Loss on sale of asset in the condensed consolidated statements of operations.

NOTE 7: INTANGIBLE ASSETS

Intangible assets as of December 31, 2018 and December 31, 2017 consisted of the following:

Favorable lease terms	Cost	Accumulated Amortization	Net Book Value
Balance at December 31, 2017	$41,851	$(19,533)	$22,318
Additions	—	(2,811)	(2,811)
Balance at December 31, 2018	$41,851	$(22,344)	$19,507

Amortization expense of favorable lease terms for the years ended December 31, 2018, 2017 and 2016 is presented in the following table:

	December 31, 2018	December 31, 2017	December 31, 2016
Favorable lease terms charter-out	(2,811)	(2,846)	(3,286)
Total	$(2,811)	$(2,846)	$(3,286)

The aggregate amortizations of intangible assets will be as follows:

Description	Within One Year	Year Two	Year Three	Year Four	Year Five	Thereafter	Total
Favorable lease terms	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(5,452)	$(19,507)
Total	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(2,811)	$(5,452)	$(19,507)

Intangible assets subject to amortization are amortized using the straight-line method over their estimated useful lives to their estimated residual value of zero. Intangible assets are amortized over the contract periods, which extend up to 15.0 years at inception.

NOTE 8: LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31, 2018	December 31, 2017
Term Loan B	197,825	199,875
Less deferred finance costs, net	(1,398)	(2,365)
Total long term debt	196,427	197,510
Less unamortized discount	(588)	(996)
Less current portion, net of deferred finance cost	(689)	(675)
Total Long Term Debt, net of current portion and net of deferred finance costs	$195,150	$195,839

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Term Loan B: On June 18, 2015, Navios Midstream and Navios Maritime Midstream Partners Finance (US) Inc., as co-borrowers, completed the issuance of the $205,000 Term Loan B (the “Term Loan B”). The Term Loan B is set to mature on June 18, 2020 and is repayable in equal quarterly installments of 0.25% of the initial principal amount of the Term Loan B, beginning on September 18, 2015, with a final payment of the aggregate principal amount of the Term Loan B, plus accrued and unpaid interest, due on the maturity. The Term Loan B bears interest at LIBOR plus 4.50% per annum.

The Term Loan B requires maintenance of a loan to value ratio of no greater than 0.85 to 1.0 and a minimum interest coverage ratio of at least 3.75 to 1.0, and other restrictive covenants including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions. The Term Loan B also provides for excess cash flow prepayments and customary events of default.

Amounts drawn under the Term Loan B are secured by first preferred mortgages on Navios Midstream’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary.

Following the acquisition of the Nave Galactic and the sale of the Shinyo Kannika, the Nave Galactic substituted for the Shinyo Kannika under the Term Loan B.

As of December 31, 2018, Navios Midstream was in compliance with the covenants set forth in the Term Loan B.

As of December 31, 2018, a balance of $197,825 was outstanding under the Term Loan B.

The table below reflects the principal payments of balance outstanding under the Term Loan B as of December 31, 2018 for the next three years based on the repayment schedule of the respective loan facilities (as described above).

December 31, 2018
Long-Term Debt Obligations:
Year
December 31, 2019	$2,050
December 31, 2020	195,775
Total	$197,825

The weighted average interest rate for the years ended December 31, 2018 and 2017 was 6.66% and 5.70%, respectively.

NOTE 9: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Accounts receivable, net: Carrying amounts are considered to approximate fair value due to the short-term nature of these accounts receivables and no significant changes in interest rates. All amounts that are assumed to be uncollectible are written-off and/or reserved.

Accounts payable: The carrying amount of accounts payable reported in the balance sheet approximates its fair value due to the short-term nature of these accounts payable and no significant changes in interest rates.

Due from related parties, current: The carrying amount of due from related parties, current reported in the balance sheet approximates its fair value due to the short-term nature of these receivables.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Due from related parties, non-current: The carrying amount of due from related parties, non-current reported in the balance sheet approximates its fair value.

Term Loan B facility: The fair value of the Company’s debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities, as well as taking into account the creditworthiness of the Company.

The fair value hierarchy is explained as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2018 or December 31, 2017.

	December 31, 2018		December 31, 2017
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$12,607	$12,607	$27,086	$27,086
Restricted cash	$—	$—	10,000	$10,000
Accounts receivable	$6,813	$6,813	$2,357	$2,357
Due from related parties, current	$21,106	$21,106	$20,086	$20,086
Due from related parties, non-current	$2,565	$2,565	$2,565	$2,565
Accounts payable	$5,419	$5,419	$1,999	$1,999
Long-term debt	$196,427	$186,944	$197,510	$199,375

Fair Value Measurements

The estimated fair value of the Company’s financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

Fair Value Measurements at December 31, 2018 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$12,607	$12,607	$—	$—
Long-term debt	$186,944	$—	$186,944	$—
Due from related parties, current	$21,106	$21,106	$—	$—
Due from related parties, non-current	$2,565	$—	$2,565	$—

Fair Value Measurements at December 31, 2017 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$27,086	$27,086	$—	$—
Restricted cash	$10,000	$10,000	$—	$—
Long-term debt	$199,375	$—	$199,375	$—
Due from related parties, current	$20,086	$20,086	$—	$—
Due from related parties, non-current	$2,565	$—	$2,565	$—

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 10: LEASES

The future minimum contractual lease income (charter-out rates are presented net of commissions and include backstop commitment), for which a charter party has been concluded, is as follows:

Amount
2019	46,609
2020	35,248
2021	35,152
2022	35,152
2023	35,152
Thereafter	68,425
Total minimum lease revenue, net of commissions	$255,738

NOTE 11: TRANSACTIONS WITH RELATED PARTIES

Management fees: On November 18, 2014, the Company entered into a Management Agreement with Navios Tankers Management Inc. (“the Manager”), a wholly-owned subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”), pursuant to which the Manager provides commercial and technical management services to Navios Midstream’s vessels for a daily fee of $9.5 per VLCC tanker vessel that was originally fixed for the first two years.

In October 2016, Navios Midstream amended its existing Management Agreement with the Manager to extend the fixed fee period for commercial and technical management services of its fleet, until December 31, 2018 at the current rate of $9.5 per day per VLCC. Dry docking expenses are reimbursed at cost for all vessels.

Following the Merger of Navios Midstream with Navios Acquisition, the parties have agreed that as of December 13, 2018, the agreements were terminated, in view that the services rendered under the agreements are now be carried under the management agreement between Navios Tankers and Navios Acquisition.

Total management fees for each of the years ended December 31, 2018, 2017 and 2016 amounted to $20,739, $20,805 and $20,862, respectively.

General and administrative expenses: On November 18, 2014, Navios Midstream entered into the Administrative Services Agreement with the Manager, expiring on November 18, 2019, pursuant to which the Manager provides certain administrative management services to Navios Midstream which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. The Manager is reimbursed for reasonable costs and expenses.

Following the Merger of Navios Midstream with Navios Acquisition, the parties have agreed that as of December 13, 2018, the agreements were terminated, in view that the services rendered under the agreements are now be carried under the administrative services agreement between Navios Tankers and Navios Acquisition.

Total general and administrative expenses for the years ended December 31, 2018, 2017 and 2016 amounted to $4,371, $2,832 and $2,968, respectively. For the years ended December 31, 2018, 2017 and 2016, the expense arising from the administrative services rendered by the Manager to the Company’s vessels amounted to $1,494, $1,500 and $1,500, respectively.

Balances due from related parties: Balance due from related parties as of December 31, 2018 and December 31, 2017, were $23,671 and $22,651, respectively, and included the current and non-current amounts mainly due from Navios Holdings and Navios Acquisition and its subsidiaries. Amounts due from related parties mainly consisted of the backstop commitment from Navios Acquisition (see “Backstop agreements” paragraph below), as well as special survey and dry docking expenses for certain vessels of the fleet, and management fees in accordance with the Management Agreement.

Vessel acquisition: On March 29, 2018, Navios Midstream acquired from Navios Acquisition the Nave Galactic for a total acquisition cost of $45,526, out of which $44,950 was paid in cash. The working capital acquired was $(576).

The Nave Galactic’s acquisition was effectuated through the acquisition of all of the capital stock of the vessel-owning company, which held the ownership and other contractual rights and obligations related to the acquired vessel. Management accounted for the transaction as an asset acquisition under ASC 805. Please refer to Note 6.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Omnibus agreement: On November 18, 2014, Navios Midstream entered into an omnibus agreement, with Navios Acquisition, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Holdings, Navios Maritime Partners L.P. (“Navios Partners”) and their controlled affiliates (the “Acquisition Omnibus Agreement”) generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the omnibus agreement, Navios Midstream and its subsidiaries granted to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition granted a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tanker, refined petroleum product tanker, LPG tanker or chemical tanker under charter for five or more years it might own. These rights of first offer will not apply to a (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Navios Midstream entered into an omnibus agreement with Navios Maritime Containers Inc. (“Navios Containers”), Navios Acquisition, Navios Holdings and Navios Partners, pursuant to which Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream have granted to Navios Containers a right of first refusal over any container vessels to be sold or acquired in the future. The omnibus agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners and Navios Midstream to compete with Navios Containers under specified circumstances.

Backstop agreements: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided a backstop commitment at a net rate of $35.0 per day for the Nave Celeste, $38.4 per day for the Shinyo Ocean and $38.0 per day for the Shinyo Kannika. The backstop rates apply for a two-year period as of the redelivery of each of the vessels from its original charterer, if the actual rates achieved are below the agreed backstop rates for each of the vessels. The backstop commitment for the Shinyo Kannika terminated following the sale of this vessel in March 2018. Navios Acquisition agreed to extend the backstop commitment of the Shinyo Kannika to the Nave Galactic, following the acquisition of the latter by Navios Acquisition in March 2018. As of December 31, 2018 and 2017, backstop revenue was $20,287 and $16,391, respectively, and was included in the balance due from related parties (see “Balances due from related parties” paragraph above).

General Partner option agreement: Navios Holdings has a ten-year option to purchase a minimum of 25% of the general partner interest held by the general partner, the incentive distribution rights held by the general partner and/or the membership interests in the general partner from Navios Acquisition, each at fair market value. The option expires on November 18, 2024.

Option vessels: Navios Midstream had options that expired on November 18, 2018 to acquire the Nave Buena Suerte, the Nave Neutrino and the Nave Electron from Navios Acquisition.

Merger Agreement Navios Acquisition: On December 13, 2018, the Company completed the merger contemplated by the previously announced Agreement and Plan of Merger, dated as of October 7, 2018, by and among Navios Midstream, Navios Midstream Partners GP LLC and Navios Acquisition, its direct wholly-owned subsidiary NMA Sub LLC. Pursuant to the Merger Agreement, Merger Sub merged with and into Navios Midstream, with Navios Midstream surviving as a wholly-owned subsidiary of Navios Acquisition.

Cash Distribution: Navios Midstream paid $15,000 of cash distribution to its shareholder Navios Acquisition, on December 27, 2018.

NOTE 12: COMMITMENTS AND CONTINGENCIES

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions are recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

NOTE 13: SEGMENT INFORMATION

The Company reports financial information and evaluates its operations by charter revenues. The Company does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

Company monitors operating revenue by geographic region for the Company’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately. For each of the years ended December 31, 2018, 2017 and 2016, all the revenues were derived from customers located in Asia.

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

NOTE 14: ISSUANCE OF UNITS

On July 29, 2016, Navios Midstream entered into a Continuous Offering Program Sales Agreement with S. Goldman Capital LLC. as sales agent (the “Agent”), pursuant to which Navios Midstream may issue and sell from time to time through the Agent common units representing limited partner interests having an aggregate offering price of up to $25,000.

During 2017, Navios Midstream issued 336,011 common units and received net proceeds of $4,004. Pursuant to the issuance of the common units, Navios Midstream issued 6,858 general partnership units to its general partner in order to maintain its 2.0% general partner interest. The net proceeds from the issuance of the general partnership units were $84.

On November 16, 2017, in accordance with the terms of the Partnership Agreement all of the issued and outstanding 9,342,692 subordinated units converted into common units on a one-for-one basis. Following their conversion into common units, these units will have the same distribution rights as all other common units. Following the conversion of subordinated units into common units the capital allocated to subordinated unitholders was reclassified to the capital of common unitholders.

On June 18, 2018, in accordance with the terms of our partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis. Following the conversion of subordinated Series A units into common units the capital allocated to the holder of subordinated Series A units was reclassified to the capital of the holders of the common units.

On December 13, 2018, the Company completed the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger, (the “Merger Agreement”), dated as of October 7, 2018, by and among Navios Acquisition, its direct wholly-owned subsidiary NMA Sub LLC (“Merger Sub”), Navios Midstream and the General Partner. Pursuant to the Merger Agreement, Merger Sub merged with and into Navios Midstream, with Navios Midstream surviving as a wholly-owned subsidiary of Navios Acquisition.

Under the terms of the transaction, Navios Acquisition acquired all of the outstanding common units of Navios Midstream though the issuance of 3,683,284 newly issued shares of Navios Acquisition common stock in exchange for the publicly held common units of Navios Midstream at an exchange ratio of 0.42 shares of Navios Acquisition for each Navios Midstream common unit.

The 8,769,114 common units of NAP that were exchanged were immediately cancelled.

As of December 31, 2018, there were outstanding: 12,178,304 common units and 427,499 general partnership units. As of December 31, 2018, Navios Acquisition owned a 100% limited partner interest in Navios Midstream, which included a 3.4% general partner interest.

NOTE 15: CASH DISTRIBUTIONS AND EARNINGS/ (LOSSES) PER UNIT

The partnership agreement of Navios Midstream requires that all available cash is distributed quarterly, after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves. Distributions may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The Company’s general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. Thereafter there are incentive distribution rights held by the General Partner, which are analyzed as follows:

	Total Quarterly Distribution Total Amount		Marginal Percentage Interest in Distributions
			Common and subordinated Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution		$0.4125	96.6%	3.4%	0%
First Target Distribution	up to $	0.4744	96.6%	3.4%	0%
Second Target Distribution	above $ up to $	0.4744 0.5156	83.6%	3.4%	13.0%
Third Target Distribution	above $ up to $	0.5156 0.6188	73.6%	3.4%	23.0%
Thereafter	above $	0.6188	48.6%	3.4%	48.0%

In November 2017, the then outstanding subordinated units converted into common units in accordance with our limited partnership agreement.

On June 18, 2018, in accordance with the terms of the partnership agreement all of the issued and outstanding 1,592,920 subordinated Series A units converted into Navios Midstream’s existing common units on a one-for-one basis.

On January 22, 2018, the Board of Directors authorized its quarterly cash distribution for the three month period ended December 31, 2017 of $0.4225 per unit. The distribution was paid on February 14, 2018 to all holders of record of common, subordinated Series A units and general partner units on February 9, 2018. The aggregate amount of the distribution paid was $9,031.

On March 26, 2018, the Board of Directors set the annual distribution policy to $0.50 per unit.

On April 26, 2018, the Board of Directors authorized its quarterly cash distribution for the three month period ended March 31, 2018 of $0.125 per unit. The distribution was paid on May 11, 2018 to all holders of record holders of common units, subordinated Series A units and general partner units on May 9, 2018. The aggregate amount of the distribution paid was $2,671.

On July 24, 2018, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended June 30, 2018 of $0.125 per unit. The distribution was paid on August 14, 2018 to all holders of record of common and general partner units on August 6, 2018. The aggregate amount of the distribution paid was $2,671.

On October 24, 2018, the Board of Directors of Navios Midstream authorized its quarterly cash distribution for the three month period ended September 30, 2018 of $0.125 per unit. The distribution was paid on November 14, 2018 to all holders of record of common and general partner units on November 8, 2018. The aggregate amount of the distribution paid was $2,671.

On December 27, 2018, the Board of Directors of Navios Midstream authorized and paid a cash distribution of $15,000 to Navios Acquisition.

Navios Midstream calculates earnings per unit by allocating reported net income for each period to each class of units based on the distribution waterfall for available cash specified in Navios Midstream’s partnership agreement, net of the unallocated earnings. Basic earnings per unit are determined by dividing net income by the weighted average number of units outstanding during the period. Basic and diluted net earnings per unit are the same because the Company does not have any potentially dilutive units outstanding for the period presented.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

Net loss per unit undistributed is determined by taking the distributions in excess of net income and allocating between common units, subordinated units and general partner units on a 98%-2% basis.

The calculations of the basic and diluted earnings per unit are presented below.

	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
(Loss)/ Net income attributable to Navios Maritime Midstream Partners L.P. subsequent to initial public offering and limited partners’ interest in net income:	$(16,602)	$14,631	$24,890
(Losses)/ Earnings attributable to:
Common unit holders	$(18,065)	$7,771	$11,306
Subordinated unit holders Series A	$(2,203)	$1,091	$1,906
Subordinated unit holders	$—	$5,479	$11,186
General Partner	$3,666	$290	$492
Weighted average units outstanding (basic and diluted)
Common units	19,781,789	11,150,812	9,457,455
Subordinated units Series A	733,180	1,592,920	1,592,920
Subordinated units	—	8,165,257	9,342,692
General Partner	427,499	426,417	415,286
(Losses)/ Earnings per unit (basic and diluted):
Common unit holders	$(0.91)	$0.70	$1.19
Subordinated unit holders Series A	$(3.01)	$0.69	$1.20
Subordinated unit holders	$—	$0.67	$1.19
General Partner	$8.58	$0.68	$1.19
Earnings per unit-distributed (basic and diluted):
Common unit holders	$0.93	$1.52	$1.69
Subordinated unit holders Series A	$0.27	$1.69	$1.69
Subordinated unit holders	$—	$1.93	$1.69
General Partner	$10.51	$1.69	$1.69
(Losses) per unit-undistributed (basic and diluted):
Common unit holders	$(1.84)	$(0.82)	$(0.50)
Subordinated unit holders Series A	$(3.28)	$(1.00)	$(0.49)
Subordinated unit holders	$—	$(1.26)	$(0.50)
General Partner	$(1.93)	$(1.01)	$(0.50)

NOTE 16: INCOME TAXES

Marshall Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of Marshall Islands, British Virgin Islands, and Hong Kong, of the companies’ incorporation and vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state, which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel.

Pursuant to Section 883 of the Internal Revenue Code of the United States, U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All of the Company’s vessel- owning subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except unit and per unit data)

becoming finalized in their current form, the management of Navios Midstream believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Midstream, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s units, but no assurance can be given that this will remain so in the future.

NOTE 17: SUBSEQUENT EVENTS

In March 2019, Navios Midstream sold the following VLCCs to Navios Acquisition: Shinyo Kieran for a price of $87,500, Shinyo Saowalak for a price of $79,500, Nave Celeste for a price of $28,000 and the Nave Galactic for a price of $43,750. In addition, the company acquired from Navios Acquisition the following vessels: Nave Orbit for a price of $18,000, Nave Equator for a price of $18,000, Nave Buena Suerte for a price of $51,250, Nave Ariadne for a price of $16,000, Nave Cielo for a price of $16,000, Nave Atropos for a price of $30,750, Nave Pulsar for a price of $15,750, Nave Equinox for a price of $15,750, Nave Pyxis for a price of $28,500 and Bougainville for a price of $27,000. The vessels that were sold were released as collaterals from Term Loan B and were replaced by the ones acquired.

On March 25, 2019, Navios Acquisition sold the C. Dream, a 2000-built VLCC vessel of 298,570 dwt to an unaffiliated third party for a total sale price of $21,750.

In March 2019, the Shinyo Ocean, a 2001-built VLCC vessel of 281,395 dwt was involved in a collision incident. The Company maintains insurance coverage for such types of events (subject to applicable deductibles and other customary limitations).